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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RGC Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 26, 2009

NOTICE is hereby given that, pursuant to its Bylaws and call of its directors, the Annual Meeting of the Shareholders of RGC Resources, Inc. will be held at the Hotel Roanoke, 110 Shenandoah Avenue, Roanoke, Virginia 24016, on Monday, January 26, 2009, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1.	To elect three new Class C directors.

2.	To ratify the selection of Brown, Edwards & Company, L.L.P. as independent registered accounting firm.

3.	To vote on the shareholder proposal as discussed in the Proxy Statement.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 18, 2008 shall be entitled to notice of and to vote at the meeting.

You are urged to sign and date the enclosed form of proxy and return it promptly in the enclosed self addressed, stamped envelope. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

By Order of the Board of Directors.

DALE P. LEE
Secretary

December 23, 2008

Your vote is important. Even if you plan to be present at the Annual Meeting, please sign, date and promptly return the enclosed proxy, no matter how small your holdings, to assure that your shares are represented. No postage is required on the enclosed proxy if mailed within the United States. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

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PROXY STATEMENT

Mailed December 23, 2008

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 26, 2009

This Proxy Statement is furnished on December 23, 2008, in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. (“Resources” or the “Company”) to be held on Monday, January 26, 2009, at 9:00 a.m., Eastern Standard Time, at the Hotel Roanoke, 110 Shenandoah Avenue, Roanoke, Virginia 24016, and any adjournments thereof.

Proxies in the form enclosed herewith are solicited by management at the direction of the Company’s Board of Directors. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with its terms. Any proxy given pursuant to this solicitation may be revoked at any time prior to the vote of the shareholders. An opportunity will be given to shareholders attending the meeting to withdraw their proxies and to vote their shares in person.

The Company’s Annual Report to Shareholders for the year ended September 30, 2008 is being sent to all shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy solicitation material.

Voting Securities

The close of business on November 18, 2008 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting of Shareholders. At the close of the record date, there were 2,213,561 shares of common stock outstanding and each such share is entitled to one vote. To the Company’s knowledge, no person is the beneficial owner of more than five percent of the issued and outstanding common stock of the Company.

A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

The Company will appoint one or more inspectors to act as a Committee on Credentials at the Annual Meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating votes. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

PROPOSAL 1 ELECTION OF DIRECTORS OF RESOURCES

The Company’s Board of Directors is divided into three classes (A, B, and C) with staggered three-year terms. The current term of office of the Class C directors expires at the 2009 Annual Meeting. The terms of the Class A and Class B directors will expire in 2010 and 2011, respectively. Each of the Company’s current directors and nominees for election as directors are independent, as determined under applicable rules adopted by the Securities and Exchange Commission (the “Commission”) and the NASDAQ Stock Market, Inc., except John B. Williamson, III.

There are three management nominees for Class C directors: Frank T. Ellett, Maryellen F. Goodlatte, and George W. Logan. All three nominees are currently serving on the Board and are all standing for reelection.

Unless authorization is withheld, the persons named as proxies will vote for the election of the nominees named below. Each nominee has agreed to serve if elected. In the event any nominee unexpectedly is unable to serve, the proxies will be voted for such other persons as the Board may designate. The present principal occupation and employment during the past five years and the office, if any, held with the Company are set forth opposite the name of each nominee and director. Proxies cannot be voted for a greater number of persons than the number of nominees:

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF

THE NOMINEES FOR CLASS C DIRECTOR.

Name and Age	Year In Which First Elected As Director	Principal Occupation	Year In Which Director Assumed Principal Occupation
NOMINEES FOR DIRECTOR

CLASS C DIRECTORS (Currently serving until 2009 Annual Meeting with a three year term)

Frank T. Ellett Age 70	1983	President, Virginia Truck Center, Inc. (sale, lease, and service of heavy trucks, trailers, and buses).	1981

Maryellen F. Goodlatte Age 56	2001	Lawyer/Member, law firm of Glenn, Feldmann, Darby & Goodlatte	1983

George W. Logan Age 63	2002	Chairman of the Board, Valley Financial Corporation (bank); Principal, Pine Street Partners, LLC; Faculty, University of Virginia Darden Graduate School of Business.	1993

DIRECTORS CONTINUING IN OFFICE

CLASS A DIRECTORS (Serving until 2010 Annual Meeting)

Abney S. Boxley, III Age 50	1994	President & CEO, Boxley Materials Company (Construction materials); Director, Valley Financial Corporation.	1988

S. Frank Smith Age 60	1990	Vice President Eastern Sales, Market Analysis and Research, Alpha Coal Sales Company, LLC; Manager, Sales, Alpha Coal Sales Company, LLC 2005-2007; Consultant, Alpha Natural Resources, LLC (coal mining and distribution) 2003-2005; Vice President, Coastal Coal Company, LLC (coal mining and distribution) 1986-2003.	2007

John B. Williamson, III Age 54	1998	Chairman, President & CEO, RGC Resources, Inc. and each of its affiliates; President and CEO, RGC Resources, Inc. 1999-2003; President & CEO, Roanoke Gas Company 1998-1999; Vice President – Rates & Finance, Roanoke Gas Company 1993-1998; Director, R&B Communications, Inc. 1998-2002; Director, NTELOS, Inc. 2001-2005; Director, Botetourt Bankshares, Inc; Director, Optical Cable Corporation, Director, Synchrony, Inc.	2003

CLASS B DIRECTORS (Serving until 2011 Annual Meeting)

Nancy H. Agee Age 56	2005	Chief Operating Officer/Executive Vice President, Carilion Clinic; Chief Operating Officer/Executive Vice President, Carilion Health System 2001-2007; Senior Vice President, Carilion Health System 2000-2001; Vice President, Medical Education, Carilion Health System, 1996-2000.	2007

J. Allen Layman Age 56	1991	Private Investor; Chairman of the Board & President, NTELOS, Inc. (Telecommunications) 2001-2003; President & CEO, R&B Communications, Inc. 1991-2001; Director, NTELOS, Inc.	2003

Raymond D. Smoot, Jr. Age 61	2005	Chief Operating Officer and Secretary-Treasurer,Virginia Tech Foundation, Inc., Vice President for Administration and Treasurer, Virginia Tech 1998-2003; Director, StellarOne Corporation; Director (Chairman), StellarOne Bank; and Director, Carilion Clinic.	2003

PROPOSAL 2 RATIFICATION OF BROWN, EDWARDS & COMPANY, L.L.P.

AS INDEPENDENT REGISTERED ACCOUNTING FIRM

Upon recommendation and selection by the Audit Committee, the Board of Directors ratified Brown, Edwards & Company, L.L.P. (“Brown, Edwards”) as independent registered accounting firm to audit the financial statements of the Company for the year ending September 30, 2009. This appointment is subject to ratification by the shareholders. A representative of Brown, Edwards is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders. Brown, Edwards served as independent registered accounting firm of the Company since 2006.

In the event shareholders do not ratify the selection of Brown, Edwards as independent registered accounting firm, the Audit Committee and the Board of Directors would review their future selection of registered independent accounting firms.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

BROWN, EDWARDS & COMPANY, L.L.P. AS REGISTERED INDEPENDENT ACCOUNTING FIRM.

PROPOSAL 3 SHAREHOLDER PROPOSAL

A shareholder proposal has been received requesting that the Company change director terms from classified terms to annual terms. Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, telephone 303-355-1199, a stockholder who owns 300 shares of the Company’s common stock, has requested that the Company include the following proposal and supporting statement in its Proxy Statement for the 2009 Annual Meeting of Shareholders. Voting on this matter would serve only as an advisory vote for the Board to reconsider, the classified Board structure. The proposal is set forth verbatim below and the Company makes no warranties as to its accuracy:

Resolution:

That the shareholders of RGC RESOURCES, INC, request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Statement:

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class service three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, Conoco Phillips, ONEOK, Inc., CenterPoint Energy, Inc., and Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp, Chesapeake Utilities Corp. upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change. If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

VOTING “AGAINST” THIS SHAREHOLDER PROPOSAL.

Board of Directors’ Statement in Opposition

The Board of Directors recommends voting AGAINST this proposal because of the following concerns:

•	Board continuity

•	Attracting and retaining capable directors, and

•	Protecting against inadequate takeover bids

The Board of Directors and the Governance and Nominating Committee (“Committee”) have each given this proposal careful consideration. The Board of Directors and the Committee unanimously concluded that the shareholders vote AGAINST the resolution by voting AGAINST proxy item number 3. The Board and the Committee concluded that the elimination of a classified board was not in the best interests of the company or of the shareholders. The Committee is made up entirely of independent directors and with only one exception, the Board is also comprised of independent directors. RGC Resources shareholders previously approved the election of directors for three-year staggered terms by over a two-thirds majority vote. The original reasons for the establishment of staggered terms as recognized by the Board and by the Company’s shareholders still remain valid.

We operate in a capital industry in which the company is required to develop long-term plans that involve significant investments in capital assets and long-term plans for the maintenance and upgrading of those long-term capital assets. Continuity in the Board and stability in planning are essential. A classified Board ensures that a majority of the Board will continue from year to year.

The future success of the Company depends in significant part on the ability to attract and retain capable and experienced directors. An experienced and qualified Board enables the Company to make fundamental decisions and execute long-term strategic plans, and augments the Company’s long-term growth opportunities. The Board believes that a classified Board, with three-year terms, facilitates these goals. Operating within the classified Board structure, the Company has been able to attract and retain qualified individuals with the skills and knowledge needed to provide the needed leadership for the Company while helping to ensure that the directors obtain a solid historical perspective of the Company, its operation, and its competitive environment.

A classified Board provides shareholders an additional level of protection against a hostile or unsolicited takeover attempt that may not be in the best interest for the shareholder. The existence of a classified Board encourages a potential acquirer to negotiate fully with the Board to provide the shareholders with the best value and structure of any potential transaction. Likewise, the Board does not agree with the suggestion set forth by the proponent that three-year terms reduces accountability for the Board’s actions and decisions. As Board members and fiduciaries, the Board is subject to duties to act in the best interest of the Company and its shareholders. By law, the Board has to meet standards when carrying out its fiduciary responsibilities or members of the Board may incur civil liabilities. Furthermore, at the end of their three-year term, each Board member has to stand for reelection and this reelection provides ample opportunity to remove an under-performing director from office.

The Board of Directors is not persuaded by the proponent’s arguments that the long-standing policy of a classified Board should be abandoned simply because he claims that other companies have done so. Many companies continue to operate with classified boards. In fact, the majority of the companies comprising the 2007 Standard & Poor’s 1,500 Index operate with classified Boards. Furthermore, approval of this shareholder proposal would not result in the declassification of the Board of Directors. Rather, it would only serve as an advisory position for the Board to consider the classified Board structure and possibly revise the existing structure. Elimination of the classification of Board members would require a change to the Articles of Incorporation, which would also have to be approved by the shareholders.

THE BOARD OF DIRECTORS OF RGC RESOURCES, INC. UNANIMOUSLY RECOMMENDS

A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of November 18, 2008, certain information regarding the beneficial ownership of the common stock of the Company by each director and named executive officer and by all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of the Company’s common stock through the exercise of options within 60 days, such additional shares are deemed to be outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of 11/18/08[1]		Percent of Class
Nancy H. Agee	1,546	[2]	< 1%
Abney S. Boxley, III	7,751		< 1%
John S. D’Orazio	12,764	[3]	< 1%
Frank T. Ellett	17,673		< 1%
Maryellen F. Goodlatte	3,921		< 1%
J. Allen Layman	13,932		< 1%
George W. Logan	23,299		1.05%
Howard T. Lyon	7,855	[4]	< 1%
S. Frank Smith	12,838		< 1%
Raymond D. Smoot, Jr.	4,425		< 1%
John B. Williamson	41,320	[5]	1.85%
All Directors and Named Executive Officers as a Group (11 persons)	147,324	[6]	6.57%

[1]	Includes restricted shares purchased by directors pursuant to Restricted Stock Plan for outside directors.
[2]	Includes 101 shares owned by spouse.
[3]	Includes 9,000 shares that can be acquired through the exercise of stock options.
[4]	Includes 5,000 shares that can be acquired through the exercise of stock options.
[5]	Includes 15,500 shares that can be acquired through the exercise of stock options.
[6]	Includes 29,500 total shares that can be acquired through the exercise of stock options.

COMMITTEE REPORTS

Report of the Compensation Committee of the Board of Directors

The Compensation Committee (the “Compensation Committee”), which is made up of five members of the Board of Directors who are not officers or employees of Resources, is responsible for setting and administering the policies that govern the annual compensation paid to the executive officers of the Company, including the Chief Executive Officer. The Compensation Committee operates under a written charter adopted by the Board of Directors.

The Compensation Committee recommends, for approval by the Board of Directors, the annual salaries of executive officers. Salaries are based on the respective positions held by the executive officers, including the CEO, and reflects their qualifications, level of responsibility and experience, performance level, and the relationship of such salaries to the salaries of similarly situated executive officers in the natural gas industry and the Roanoke, Virginia region. In this regard, the Compensation Committee reviews the Chief Executive Officer’s recommendations on compensation of the other executive officers and information concerning executive compensation at other companies in the natural gas distribution industry. The Compensation Committee also considers overall corporate performance, customer service levels, operational effectiveness, relationships with regulatory agencies, and the ability to manage and maintain a competent work force in preparing its compensation recommendations.

Pursuant to the Company’s Stock Bonus Plan, the Committee approved the payment of performance incentives in fiscal 2008 to the CEO and other executive officers of the Company for their performance levels during the fiscal year 2007 as set forth in the table on page 9. Performance incentive award determinations under the Stock Bonus Plan for performance in the 2007 fiscal year were based on the per share earnings of the Company, combined with an analysis of the individual performance objectives of each officer.

Compensation Policies:

RGC Resources, Inc. and its affiliate Roanoke Gas Company have identified three named executives to be included in the Compensation Committee Report for the fiscal year ended September 30, 2008. These executives are John B. Williamson, III (CEO), John S. D’Orazio, and Howard T. Lyon. The objectives of the Company’s executive compensation program are to attract and retain well-educated and experienced employees and to reward achieving the Company’s short-term and long range goals and objectives. The executive compensation program is designed to reward performance on all of the executive’s goals and objectives for the year as well as their contribution to the overall financial performance and operational health of the Company. All compensation components are expensed in the year they are earned and taxed as ordinary income to the participants.

The Compensation Committee sets the level of compensation for the CEO and also sets the level of compensation for each of the remaining executives based on the recommendations of the CEO and on its independent analysis and review. The Compensation Committee considers the competitive market and compensation levels provided by comparable companies both within the utility industry and companies in the local geographic area. The Compensation Committee thoroughly reviews the compensation program for each executive on an annual basis.

The Compensation Committee sets the appropriate levels of compensation and confirms the reasonableness of the levels by reviewing: (i) publicly traded, regulated utilities, (ii) local publicly traded companies, and (iii) comparative salary survey data from compensation consultants. The Compensation Committee does not set each compensation element for each executive within a particular range related to the industry and regional peers, but rather, uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationships, complexity and importance of role and responsibilities, leadership ability and personal growth potential.

Compensation Practices:

The Company has two components to its executive compensation program which are base salary and annual performance incentive. The purpose of the base salary is to provide a base level of compensation to the executive that is not strictly tied to financial and operation performance. These base salary levels are determined by the nature and responsibilities of the position, the performance and expertise of the individual executive, comparable salaries for similar position in other companies, the overall significance of the individual to the Company, the ability of the Company to recruit a replacement for the individual if necessary, and the recommendation of the CEO (except in the case of his own compensation). Salaries are reviewed annually and salary adjustments are normally effective in February, which is following the annual meeting of shareholders.

Under the annual performance incentive, the Company ties each named executive’s annual incentive to the performance goals that are set by the Compensation Committee. While some of the factors that affect the Company’s financial and operational performance are totally out of the control of the executive such as weather, the annual performance incentive reflects the ability of the executive to respond and adapt to the factors that are not controllable as well as managing the factors that are controllable, such as operating expense. The performance incentives are tied directly to fiscal year end earnings per share and increase based on increased ranges of earnings. The Compensation Committee establishes the ranges and approves the incentive amounts for each individual based on the ranges of earnings.

Each of the named executives has change-in-control provisions entitling them to certain benefits in the event his or her employment is terminated without cause within a specific period of time following a change in control of the Company. For purposes of this agreement, a “Change in Control” occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets. In the event that Mr. Williamson’s employment with the Company is terminated within three years of the date of a Change in Control, unless the termination is (a) because of his death or disability, (b) for Cause (as defined in the agreement) or (c) by him other than for Good Reason (as defined in the agreement), then he will receive a severance payment (the “Severance Payment”) equal to

2.0 times his average annual compensation over the prior five years. The Severance Payment will be reduced to the extent necessary to avoid certain federal excise taxes. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements until the earlier of two years after the date of the Change in Control, his death, or his full-time employment. The agreement does not require Mr. Williamson to seek employment to mitigate any payments or benefits provided thereunder. The Company also entered into identical Change in Control Agreements with Mr. John S. D’Orazio on March 1, 2006 and with Mr. Howard T. Lyon on May 1, 2005, except that the Severance Payment is equal to 1.5 times their applicable average annual compensation and payable only if their employment is terminated within 24 months of a Change in Control.

The Compensation Committee reviews all of the components of each executive’s compensation and awards a level of each component based on what they believe is reasonable when all elements of the compensation are considered. The Company currently does not structure compensation so as to be fully deductible under Section 162(m) of the Internal Revenue Code, but the Committee does not anticipate the Company paying compensation at a level where any amounts would not be fully deductible under such Section 162(m).

In making its recommendation regarding the 2008 compensation of the CEO, the Compensation Committee considered all of the criteria above. Specific consideration also was given to the Chief Executive Officer’s efforts toward risk reduction, customer growth, rate case results, and several other operational objectives in fiscal 2007. Mr. Williamson received an incentive of $125,000 in 2008 for his performance during the fiscal year 2007.

Summary Compensation Table

Name	Year	Salary	Non-equity incentive compensation	All Other Compensation[7]	Total
John B. Williamson, III	2008	298,620	125,000	10,154	433,774
Chairman, President & CEO	2007	283,225	90,000	11,056	384,281

John S. D’Orazio	2008	140,475	30,000	8,297	178,772
Vice President & COO	2007	132,725	20,000	7,722	160,447

Howard T. Lyon	2008	127,100	28,000	6,962	162,062
Vice President, Treasurer, Controller	2007	119,100	22,000	6,905	148,005

[7]	All other compensation is completely comprised of the Company’s contribution under the Employees’ 401(K) Plan.

Outstanding Equity Awards Table at Fiscal Year End

The following table shows the outstanding exercisable equity awards for the named executive officers as of September 30, 2008:

Name	Number of Shares	Options Awards Option Exercise Price ($)	Option Expiration Date	Other Awards
John B. Williamson, III	4,000	20.875	11/30/09	—
	3,000	19.250	12/19/10
	6,000	19.360	12/19/11
	2,500	18.100	12/04/12

John S. D’Orazio	2,000	20.875	11/30/09	—
	3,000	19.250	12/19/10
	2,000	19.360	12/19/11
	2,000	18.100	12/04/12

Howard T. Lyon	1,000	20.875	11/30/09	—
	1,000	19.250	12/19/10
	1,000	19.360	12/19/11
	2,000	18.100	12/04/12

All of the above options are fully vested and exercisable.

Compensation of Directors:

Directors’ fees are set by the Compensation Committee and approved by the Board of Directors after the Committee considers the competitive market for directors and fee levels provided by comparable companies both within the utility industry and companies in the geographic area. Directors of the Company receive an annual retainer for their service as directors of $13,200 per year. In addition, Directors receive fees for attending meetings of the Resources’ Board of Directors and of Committees of the Board. The chair of the Audit Committee receives an additional $4,000 annually, and the chairs of the other committees receive an additional $1,500 annually. Mr. Williamson is not compensated for attendance at Board and Committee meetings and does not receive the annual retainer for his service as a Board member. The schedule of fees paid to directors for each meeting attended is as follows:

Board of Directors Meeting	$1,000
Board of Directors Meeting – by telephone	$450
Governance & Nominating Committee	$900
Audit Committee	$900
Compensation Committee	$900
Attendance at any committee meeting by telephone	$400

However, the fee for any committee meeting held the same day as a Board meeting is $500 if attending in person and $250 for participation by phone.

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)
Nancy H. Agee	9,970	11,880	21,850
Abney S. Boxley, III	18,500	6,600	25,100
Frank T. Ellett	13,250	17,200	30,450
Maryellen F. Goodlatte	16,550	7,350	23,900
J. Allen Layman	10,000	13,200	23,200
George W. Logan	11,250	13,200	24,450
S. Frank Smith	21,150	7,350	28,500
Raymond D. Smoot, Jr.	12,500	13,200	25,700
John B. Williamson, III	—	—	—

Employee Retirement Plan

Resources has in effect a noncontributory Employee Retirement Plan. The costs of benefits under the Plan, which are borne by Resources, are computed actuarially and defrayed by earnings from the Plan’s investments and/or Resources’ annual contributions. The Plan generally provides for the monthly payment, at normal retirement age 65, of the greater of (a) the participant’s accrued benefit as of December 31, 1988 under the formula then in effect or (b) the sum of one twelfth of (1) plus (2) minus (3) as follows:

(1)	1.2% of the participant’s average compensation for his highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

(2)	0.65% of the participant’s average compensation for his highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant’s assumed working lifetime) multiplied by years of credited service up to thirty years, and

(3)	the participant’s balance, if any, from the Company’s former profit sharing plan.

Early retirement with reduced monthly benefits is available at age 55 after ten years’ service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees who have completed one year of service to the Company and are credited with at least 1,000 hours of service in a Plan year are eligible to participate in the Plan. At age 65, for Plan purposes, Mr. Williamson will have 28 credited years of service while Mr. D’Orazio and Mr. Lyon will have the maximum of 30 credited years of service.

The compensation covered by the Plan includes the total of all amounts paid to a participant by the Company for personal services reported on the participant’s federal income tax withholding statement (Form W 2), up to certain statutory limits. For plan years beginning January 1, 2008 and 2009, these earnings are limited to $230,000 and $245,000, respectively.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has three equity compensation plans.

Restricted Stock Plan for Outside Directors

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. This Plan is applicable to not more than 50,000 shares of Resources’ common stock.

Under this Plan, a minimum of 40 percent of the monthly retainer fee paid to each non-employee director of Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first business day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of the retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock of Resources issued under this Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under this Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of this Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director.

Key Employee Stock Option Plan of RGC Resources, Inc.

The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers and other key employees with long-term incentives and rewards tied to the price of Resources’ common stock.

This Plan requires each option’s exercise price per share to equal the fair value of the Company’s common stock as of the date of the grant. Under the terms of this Plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date.

RGC Resources, Inc. Stock Bonus Plan

Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock equal to at least 50% of the value of their annual salary. To promote this policy, this Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance incentive in the form of Company common stock. Incentive amounts, if any, for a fiscal year will generally be determined in the January following that fiscal year end. The Company is authorized to grant up to 50,000 shares of its common stock under the Stock Bonus Plan.

The Compensation Committee met one time during fiscal year 2008 and was attended by all members.

Submitted by the Compensation Committee of the

Board of Directors of Resources:

S. Frank Smith (Chair), Nancy H. Agee, Abney S. Boxley, III

Frank T. Ellett and J. Allen Layman

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors (the “Audit Committee”), composed of Messrs. Boxley, Ellett, Logan, Smith, and Smoot, meets a minimum of four times annually with Resources’ chief financial officer, the Company’s independent registered accounting firm, and certain appropriate officers of Resources. The basic functions of the Audit Committee include reviewing significant financial information, reviewing accounting procedures and internal controls and the appointment of independent auditors. The Board of Directors has determined that George W. Logan is an audit committee financial expert and is independent, as determined under applicable rules adopted by the Securities and Exchange Commission.

The Audit Committee is composed of independent directors and operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is “independent” under the applicable rules of the NASDAQ Stock Market.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered accounting firm of the Company, Brown, Edwards & Company, L.L.P., are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The independent registered accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered accounting firm that firm’s independence from RGC Resources, Inc. and its management.

Based on the Audit Committee’s discussion with management and the independent registered accounting firm and the Audit Committee’s review of the representation of management regarding the audited financial statements and of the report of the independent registered accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee has reviewed the provision of all non-audit services, which includes testing of internal controls, and determined that the independent registered accounting firm’s performance of these services are compatible with the independent registered accounting firm’s independence from RGC Resources Inc.

The Audit Committee met five times in fiscal year 2008.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Brown, Edwards & Company, L.L.P., the Company’s independent registered accounting firm, for the years ended September 30, 2008 and 2007:

	2008	2007
Audit Fees	$129,799	$131,650
All Other Fees	52,777	75,889

Total Fees	$182,576	$207,539

Audit fees include services rendered for the audit of the Company’s annual financial statements as filed with the SEC on Form 10-K and reviews of the Company’s quarterly filings on Form 10-Q.

Other fees include services rendered in conjunction with the testing of internal controls. All such fees in 2008 and 2007 were pre-approved by the Audit Committee.

The Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent auditor and pre-approve the nature, extent, and cost of all non-audit services provided by the independent auditor in accordance with relevant law and appropriate listing rules.

Frank T. Ellett, Chair, Abney S. Boxley, III, George W. Logan

S. Frank Smith and Raymond D. Smoot, Jr.

Report of the Governance & Nominating Committee of the Board of Directors

The Governance & Nominating Committee (the “Governance Committee”) of the Board of Directors, which is composed of Maryellen F. Goodlatte, Chair, Nancy H. Agee, J. Allen Layman, and George W. Logan, each of whom is an independent director as determined by the Board of Directors under current standards, and has as its primary purpose the oversight of a broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending nominees for Board election, and recommending to the Board governance principles applicable to Resources. The Governance Committee also provides assistance to the Board and the Chairman in the areas of Governance Committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and consideration of developments in corporate governance practices. Thus, in the absence of nominations by the Board of Directors, the Governance Committee may nominate persons as management’s nominees for election to the Board of Directors by the shareholders at Resources’ annual meeting. The Governance Committee met once during fiscal year 2008 and made the recommendation that Frank T. Ellett, Maryellen F. Goodlatte, and George W. Logan be nominated for shareholder approval for re-election to the Board of Directors and to serve a three-year term beginning with the Annual Meeting in 2009 and continuing until 2012.

The Governance Committee, in consultation with the CEO, is responsible for identifying individuals qualified to become board members and recommending to the Board individuals for nomination as members of the Board. In evaluating current members and new candidates, the Governance Committee considers the needs of the Board and the Company in light of the current mix of skills and attributes of Directors. In addition to requiring that Directors possess integrity and character, the Governance Committee’s evaluation includes an assessment of various factors including, education, business experience, financial and accounting expertise, age, diversity, reputation, civic involvement, judgement, and knowledge of matters impacting public utilities. The Governance Committee also takes into consideration the ability of an individual to devote adequate time to board and committee matters and whether the individual will satisfy the NASDAQ requirements for director independence. When considering current board members for nomination for re-election, the Governance Committee also considers board contributions and performance as well as meeting attendance.

The Governance Committee, in addition to consulting with the Chairman of the Board and CEO, may seek the input of others, including members of the Board and management, to identify director candidates. In addition, the Governance Committee may use the services of consultants or a search firm, although it has not done so in the past. The Governance Committee will consider recommendations by shareholders or qualified director candidates for possible nomination. Shareholders who wish to recommend qualified director candidates should write to the Company’s Corporate Secretary at P.O. Box 13007, Roanoke, VA 24030. Recommendations should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. In addition, the recommendation must identify the recommending shareholder as a shareholder of the Company, and indicate the number of shares owned and whether the shares are held of record or through a bank, broker, or other nominee. If the shares are held by a bank, broker, or other nominee, the recommendation must also be accompanied by an account statement or other acceptable identifying documentation dated within 30 days of the date of the recommendation.

Meetings of the Board and Committees

The Board of Directors met nine times during the 2008 fiscal year. All incumbent members of the Board attended at least 75 percent of the total number of Board meetings and at least 75 percent of the total number of committee meetings for committees on which each served in fiscal year 2008. Directors are expected to attend annual meetings of shareholders.

Shareholder Communications to the Board

Shareholders may communicate with Directors individually or as a group. Any shareholder that desires to communicate with one or more Directors may send a letter to the Board of Directors, c/o Dale P. Lee, Corporate Secretary, P.O. Box 13007, Roanoke, VA 24030. All communications will be forwarded to the appropriate Director or Directors specified in the communication as soon as practicable. Communications addressed to the Board generally will be considered to have been addressed to all Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its review of the copies of such forms furnished to it and written representations from certain reporting persons that no other reports are required, the Company believes that in fiscal 2008 one report for four transactions for George W. Logan was filed late.

OTHER MATTERS

Management does not know of any matters to be presented at the Annual Meeting of Shareholders other than the election of directors, the approval of Brown, Edwards & Company, L.L.P. as independent registered accounting firm, and the shareholder proposal. However, if any other matters properly come before the meeting, proxies received pursuant to this solicitation will be voted thereon in the discretion of the proxyholders.

SHAREHOLDERS PROPOSALS

Proposals of shareholders intended to be presented at Resources’ 2010 Annual Meeting must be received by Resources’ Corporate Secretary at its office, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, no later than August 30, 2009 in accordance with Rule 14a-8 of the Exchange Act, in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting.

Resources’ Bylaws limit the business that may be transacted at a meeting of shareholders to that specified in the notice of the meeting, those otherwise properly presented by the Board of Directors and those presented by a shareholder of record of Resources who provided notice in writing to the President not less than sixty days nor more than ninety days prior to the meeting. Proposals not meeting the requirements of the Bylaws will not be entertained at the shareholders’ meeting.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing the form of proxy and Proxy Statement will be paid by Resources. Resources has hired Laurel Hill Advisory Group, L.L.C., a proxy solicitation firm, to assist in soliciting proxies for a fee of $7,500 plus reasonable expenses. Resources will request banks and brokers to solicit their customers who beneficially own common stock of Resources listed in the names of nominees and will reimburse said banks and brokers for the reasonable out of pocket expense of such solicitation. In addition to the use of the mail, solicitation may be made by employees of Resources by any and all means available.

By Order of the Board of Directors.

JOHN B. WILLIAMSON, III
Chairman, President & CEO

December 23, 2008

Resources’ Annual Report on Form 10 K, including financial statements for the year ended September 30, 2008 is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Ms. Dale P. Lee, Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, Virginia 24030.

The Annual Report and the charters of the Audit Committee, Compensation Committee, and the Governance & Nominating Committee of the Board of Directors of Company are on the Company’s website at www.rgcresources.com.

Dear Shareholder,

The RGC Resources, Inc. Annual Meeting of Shareholders will be held at 9:00 a.m. on Monday, January 26, 2009 at the Hotel Roanoke, 110 Shenandoah Avenue, Roanoke, Virginia 24016.

As in prior years, I want to extend to you an invitation to attend a light breakfast beginning at 8:15 a.m. on the morning of the Annual Meeting. The breakfast will be followed by the formal shareholder meeting at 9:00 a.m. If you plan to attend, please call Susan Miller at (540) 777-3853 with your confirmation by Friday, January 16, 2009.

We thank you for your interest in Company operations and activities, and encourage you to complete and return the enclosed proxy card and to review our annual report in detail.

Sincerely,

John B. Williamson, III

Chairman, President, and CEO

0

RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lynn D. Avis and Roger L. Baumgardner, or either of them, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 18, 2008 at the Annual Meeting of Shareholders of RGC Resources, Inc. to be held on January 26, 2009, and at any adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

RGC RESOURCES, INC.

January 26, 2009

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330300000000000000 3

012609

The Board of Directors recommends a vote “FOR” items 1 and 2, and a vote “AGAINST” item 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. ELECTION OF CLASS C DIRECTORS (Serving until 2012 Annual Meeting) -The Board of Directors recommends that you vote “FOR” all nominees below:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Frank T. Ellett

Maryellen F. Goodlatte

George W. Logan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

The Board of Directors recommends that you vote “FOR” the following proposal:

FOR AGAINST ABSTAIN

2. To ratify the selection of Brown Edwards & Company L.L.P. as independent registered accounting firm.

The Board of Directors recommends that you vote “AGAINST” the following proposal:

3. To request the Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all directors stand for election annually.

The shares represented by this Proxy will be voted as specified. If no choice is specified, the Proxy will be voted FOR proposal numbers 1 and 2 and AGAINST 3 above. The undersigned hereby acknowledges receipt of the Proxy Statement dated December 23, 2008.

Please sign your name(s) exactly as shown imprinted hereon. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. By signing above you authorize the proxies to vote on such other business, if any, that may properly come before the meeting. (This Proxy is revocable at any time prior to exercise hereof.)

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.